Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Federal-Mogul Holdings Corporation

at

$9.25 Net Per Share

by

IEH FM Holdings LLC

a wholly owned subsidiary of

American Entertainment Properties Corp.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON OCTOBER 24, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK

CITY TIME, ON OCTOBER 24, 2016), UNLESS THE OFFER IS EXTENDED.

IEH FM Holdings LLC, a Delaware limited liability company (the “Offeror”) and a wholly owned subsidiary of American Entertainment Properties Corp., a Delaware corporation (“Parent”), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Federal-Mogul Holdings Corporation, a Delaware corporation (the “Company”), that are not already owned by the Offeror at a price of $9.25 per Share, net to the seller in cash, without interest and less any applicable tax withholding, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2016, by and among Parent, the Offeror and the Company (together with any amendments or supplements thereto, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P. (the “Merger”).

The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition that there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (x) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by Icahn Enterprises L.P., Parent, the Offeror or any of their respective affiliates and (y) together with the Shares then owned by the Offeror, represent at least one Share more than 90% of the then outstanding Shares. There is no financing condition to the Offer. Other conditions to the Offer are described under “The Offer—Section 12—Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages (i) through (vii) of this Offer to Purchase.

The board of directors of the Company (the “Company Board”), based on the unanimous recommendation of a special committee thereof (consisting solely of directors of the Company Board that the Company Board determined (x) were not members of management, (y) were not affiliated with Icahn Enterprises L.P. or its affiliates other than by virtue of such director’s position as a member of the board of directors of the Company and (z) otherwise did not have a material interest in the transactions contemplated by or arising out of the proposal by Icahn Enterprises L.P. to acquire the remaining Shares not already owned by the Offeror, or any alternative thereto), has unanimously adopted resolutions: (i) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (iii) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

September 26, 2016

IMPORTANT

Except as set forth in “The Offer—Section 3—Procedure for Tendering Shares”, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “The Offer—Section 3—Procedure for Tendering Shares”), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by Computershare Trust Company, N.A., the “Depositary and Paying Agent,” at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (as defined in “The Offer—Section 1” below) and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “The Offer—Section 3—Procedure for Tendering Shares,” and a confirmation of that delivery must be received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares.” If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

*    *    *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

*    *    *

The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Offeror will use its reasonable best efforts to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after such efforts, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will the Offeror accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offeror will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

*    *    *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

*    *    *

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this Offer to Purchase include, without limitation, statements regarding the planned completion of the Offer and the Merger and certain financial forecasts prepared by the Company. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including but not limited to, risks and uncertainties related to: the financial forecasts contained herein; the disclosure of the anticipated benefits of the transactions contemplated by the Merger Agreement; statements regarding the anticipated timing of filings and approvals relating to the transactions contemplated by the Merger Agreement; statements regarding the expected timing of the completion of the transactions contemplated by the Merger Agreement; the percentage of the Company’s stockholders tendering their Shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer and the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions contemplated by the Merger Agreement; the effects of disruption caused by the transactions contemplated by the Merger Agreement making it more difficult to maintain relationships with employees and customers; and possible stockholder litigation in connection with the transactions contemplated by the Merger Agreement resulting in significant costs of defense, indemnification and liability. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer or the Merger are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by the Company with the Securities and Exchange Commission; provided that any reference to the Private Securities Litigation Reform Act of 1995 in such filings or contained in this Offer to Purchase or any Schedule hereto, shall not apply to the Offer, this Offer to Purchase or to any Schedule hereto.

SUMMARY TERM SHEET

IEH FM Holdings LLC, a Delaware limited liability company (the “Offeror”) and a wholly owned subsidiary of American Entertainment Properties Corp., a Delaware corporation (“Parent”; the Offeror and Parent are collectively referred to in this Offer to Purchase as “we”, “us” or “our”, unless the context otherwise requires), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Federal-Mogul Holdings Corporation, a Delaware corporation (the “Company”), that are not already owned by the Offeror at a price of $9.25 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase, including the Schedules attached hereto, and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been provided to Parent and the Offeror by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained herein relating to the Company provided to Parent and the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Who is offering to buy my securities?

Our names are IEH FM Holdings LLC (the “Offeror”) and American Entertainment Properties Corp. (“Parent”). Both the Offeror and Parent are co-bidders in the Offer. The following persons may also be deemed to be co-bidders: Icahn Building LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Icahn Enterprises L.P., Beckton Corp. and Carl C. Icahn. The Offeror is a Delaware limited liability company and a wholly owned subsidiary of Parent, a Delaware corporation. Both entities are affiliated with Carl C. Icahn. As of the date of this Offer to Purchase, the Offeror beneficially owns an aggregate of approximately 82.0% of the issued and outstanding Shares. The Offeror was formed for the sole purpose of acquiring and holding Shares and has conducted no business other than incident to purchasing and holding Shares, the Offer and the Merger Agreement. See “The Offer—Section 9—Certain Information Concerning the Offeror and Parent.”

What securities are you offering to purchase?

We are offering to purchase all of the Shares not already owned by the Offeror. See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $9.25 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary and Paying Agent in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

i

Is there an agreement governing the Offer?

Yes. Parent, the Offeror and the Company have entered into an Agreement and Plan of Merger, dated as of September 6, 2016 (together with any amendments or supplements thereto, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer. The Merger Agreement also provides that, after completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P. (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares held by the Offeror or the Company or any of its subsidiaries and Shares as to which stockholders of the Company properly make a demand for appraisal rights and do not thereafter fail to perfect, effectively withdraw or otherwise lose such appraisal rights, under Section 262 of the Delaware General Corporation Law (“DGCL”) (collectively, the “Excluded Shares”)) will, by virtue of the Merger, and without action by the holder thereof, be automatically cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable tax withholding, equal to the price to be paid in the Offer. See “Special Factors—Section 7—Summary of the Merger Agreement.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (x) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by Icahn Enterprises L.P., Parent, the Offeror or any of their respective affiliates and (y) together with the Shares then owned by the Offeror, represent at least one Share more than 90% of the then outstanding Shares. We refer to this condition as the “Minimum Tender Condition.”

The Minimum Tender Condition is not waivable. The Offer is subject to other conditions. More information concerning these and any other conditions to the Offer is described under “The Offer—Section 12—Conditions of the Offer.”

Do you have the financial resources to pay for the Shares?

Yes. We are able to provide 100% of the funds required (a) to pay for the Shares validly tendered in the Offer (and not validly withdrawn), (b) to pay fees and expenses related to the Offer and the Merger and (c) to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer, from our cash and cash equivalents on hand, from our ability to realize cash upon the sale of liquid securities and from funds contributed to us from our affiliates. Consummation of the Offer is not subject to any financing condition. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender my Shares pursuant to the Offer?

We do not believe our financial condition is relevant to your decision whether to accept the Offer and tender your Shares because: (a) the Offer is being made for all issued and outstanding Shares not held by the Offeror solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will, subject to the terms and conditions of the Merger Agreement, acquire all remaining Shares not held by the Offeror for the same cash price in the Merger and (d) we and our affiliates have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger. See “The Offer—Section 10—Source and Amount of Funds.”

Do you have interests in the Offer that are different from my interests as a stockholder of the Company?

Yes. Our interests in the Offer (and the Merger) are different from those of stockholders being asked to tender their Shares. In particular, our financial interests with regard to the price to be paid in the Offer (and the

Merger) are adverse to the interests of stockholders being asked to sell their Shares. Also, if you tender your Shares pursuant to the Offer or your Shares are converted into the right to receive the same cash price in the Merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company. We will also bear the burden and risks of any future decrease in the value of the Company. See “Special Factors—Section 2—Purpose of and Reasons for the Offer; Plans for the Company” and “Special Factors—Section 11—Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the transactions contemplated by the Merger Agreement?

We believe that the Offer, the Merger and the transactions contemplated by the Merger Agreement are substantively and procedurally fair to the unaffiliated stockholders of the Company, based upon the factors set forth under “Special Factors—Section 4—Our Position Regarding Fairness of the Transaction.”

What is the market value of my Shares as of a recent date?

On February 26, 2016, the last full trading day before we notified the board of directors of the Company (the “Company Board”) of our proposal to acquire the Shares that are not already owned by the Offeror, the closing price of the Shares reported on the NASDAQ Global Select Market (“NASDAQ”) was $4.98 per share. On September 2, 2016, the last full trading day prior to the public announcement that the Company, Parent and the Offeror had entered into the Merger Agreement and that the Offeror would commence the Offer, the closing price of the Shares reported on the NASDAQ was $9.24 per share. On September 23, 2016, the last full trading day prior to the commencement of the Offer, the closing price of the Shares reported on the NASDAQ was $9.80 per share. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares pursuant to the Offer. See “The Offer—Section 6—Price Range of Shares; Dividends.”

Will the Offer be followed by a Merger if all the Shares are not tendered pursuant to the Offer?

If the Offer is completed, we will effect the Merger in accordance with the terms of the Merger Agreement and Section 267 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”). Under Section 267 of the DGCL and Section 18-209 of the DLLCA, a Delaware limited liability company that owns at least 90% of the outstanding shares of each class of the stock of a Delaware corporation, of which class there are outstanding shares that, absent Section 267 of the DGCL, would be entitled to vote on such merger, may merge such subsidiary corporation into itself, or itself into such subsidiary corporation, without any action or vote on the part of the board of directors or the other stockholders of such subsidiary corporation, by authorizing such merger in accordance with the limited liability company’s governing documents and the DLLCA and by acknowledging and filing a certificate of ownership and merger with the Secretary of State of the State of Delaware. As noted above, the completion of the Offer is subject to the non-waivable Minimum Tender Condition. Therefore, upon completion of the Offer, we will own more than 90% of the outstanding Shares and, accordingly, the Merger will be effected under Section 267 of the DGCL and Section 18-209 of the DLLCA without a vote of, or prior notice to, the stockholders of the Company. If the Merger occurs, we will acquire the remainder of the Shares (other than the Excluded Shares) for an amount in cash, without interest and less any applicable tax withholding, equal to the Offer Price. See “Special Factors—Section 5—Effects of the Offer” and “The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.”

Is this the first step in a going-private transaction?

Yes. The purpose of the Offer is to acquire as many of the Shares not already owned by the Offeror as possible as a first step in acquiring the entire remaining equity interest in the Company. If we are successful, the Shares will no longer be publicly owned and will cease to be listed on the NASDAQ, and the Company will cease to be required to make filings with the Securities and Exchange Commission (the “SEC”) and to comply with SEC rules relating to public companies. See “The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.”

What does the Special Committee and the Company Board think of the Offer?

A special committee (the “Special Committee”) of the Company Board comprised solely of directors of the Company Board that the Company Board determined (x) were not members of management, (y) were not affiliated with Icahn Enterprises L.P. or its affiliates other than by virtue of such director’s position as a member of the Company Board and (z) otherwise did not have a material interest in the transactions contemplated by or arising out of the proposal by Icahn Enterprises L.P. to acquire the remaining Shares not already owned by the Offeror, or any alternative thereto, has unanimously adopted resolutions:

•	determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and

•	recommending that the Company Board adopt resolutions (a) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates) and (c) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Company Board, based on the unanimous recommendation of the Special Committee, has unanimously adopted resolutions:

•	approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and

•	recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

See “Introduction,” “Special Factors—Section 1—Background,” and “Special Factors—Section 3—The Recommendation by the Special Committee and the Company Board.”

If I decide not to tender, how will the Offer affect my Shares?

As described above, if the Offer is consummated, we have agreed to consummate the Merger in accordance with the terms and conditions of the Merger Agreement. In the Merger, all remaining issued and outstanding Shares (other than the Excluded Shares) will be automatically cancelled and converted into the right to receive cash in an amount equal to the price per Share paid in the Offer.

How long do I have to decide whether to tender pursuant to the Offer?

You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, on October 24, 2016 (one minute after 11:59 P.M., New York City Time, on October 24, 2016) (the “Expiration Date”, unless the Offeror has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire). Pursuant to the terms of the Merger Agreement, we may (and, in accordance with the Merger Agreement, the Company may, in certain circumstances, obligate us to) extend the Offer from time to time, in which case we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If we extend the Offer, we will not accept any Shares that have been tendered until the end of the extension period. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 3—Procedure for Tendering Shares.” A subsequent offering period will not be provided.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary and Paying Agent of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

How do I tender my Shares?

If you wish to accept the Offer and:

•	you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the certificates representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) (or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”) in connection with a book-entry delivery of Shares), and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent by the Expiration Date;

•	you are a record holder, but the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedure for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the Expiration Date, you may have three additional NASDAQ trading days to tender your Shares by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares”; or

•	you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal.

See The Letter of Transmittal and “The Offer—Section 3—Procedure for Tendering Shares” for more information.

Until what time can I withdraw tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date, which is 12:00 midnight, New York City time, on October 24, 2016 (one minute after 11:59 P.M., New York City Time, on October 24, 2016) (unless extended), and, if we have not accepted your Shares for payment by November 25, 2016, you may withdraw them at any time after that date up until we accept Shares for payment. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Offer—Section 4—Withdrawal Rights.”

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When and how will I be paid for my tendered Shares?

If the conditions to the Offer are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $9.25 in cash, without interest (and less any applicable withholding taxes), promptly following the Expiration Date. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights are not available in connection with the Offer.

If the Merger is completed, holders of Shares at the effective time of the Merger who did not tender their shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a determination by the Delaware Court of Chancery of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (b) interest theretofore accrued, unless paid at that time.

In determining the fair value of the Shares, the Delaware Court of Chancery will take into account all relevant factors. As such, any determination by the Delaware Court of Chancery of the fair value of the Shares could be based upon factors other than, or in addition to, the price paid in the Offer and the Merger or the market value of the Shares. Stockholders should recognize that the value so determined could be more or less than or the same as the price per Share paid in the Offer and the Merger.

A stockholder desiring to exercise their appraisal rights must (or, if such stockholder holds their Shares through a broker, dealer, commercial bank, trust company or other nominee, such nominee must) demand in writing an appraisal of such stockholder’s Shares within 20 days after the date of mailing of the notice of the effective time of the Merger and the availability of Appraisal Rights (the “Notice of Merger and Appraisal Rights”), which will be mailed to the holders of Shares as of the effective time of the Merger who did not tender their shares pursuant to the Offer, within 10 days following the effective time of the Merger, and must otherwise comply in all respects with the procedures for exercising appraisal rights set forth in Section 262 of the DGCL, the full text of which is set forth in Schedule C hereto. See “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Considerations”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Considerations”) generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition. You are urged to read carefully “The Offer—Section 5—Certain U.S. Federal Income Tax Considerations” and to consult your own tax advisors as to the tax consequences applicable to you in your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Considerations.”

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, toll free at (888) 605-1957 and all other calls at 212-269-5550.

To the Stockholders of Federal-Mogul Holdings Corporation:

INTRODUCTION

IEH FM Holdings LLC, a Delaware limited liability company (the “Offeror”) and a wholly owned subsidiary of American Entertainment Properties Corp., a Delaware corporation (“Parent”; the Offeror and Parent are collectively referred to in this Offer to Purchase as “we,” “us” or “our”, unless the context otherwise requires), is offering to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Federal-Mogul Holdings Corporation, a Delaware corporation (the “Company”), that are not already owned by the Offeror at a price of $9.25 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable tax withholding, and on the other terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that (x) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by Icahn Enterprises L.P., Parent, the Offeror or any of their respective affiliates and (y) together with the Shares then owned by the Offeror, represent at least one Share more than 90% of the then outstanding Shares (the “Minimum Tender Condition”). The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. The Minimum Tender Condition is not waivable. The Offeror expressly reserves the right, to the extent permitted by applicable law and the terms of the Merger Agreement, to waive any other term or condition of the Offer in its sole discretion. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 12—Conditions of the Offer.”

According to the Company, as of September 23, 2016, there were 169,040,651 Shares issued and outstanding. As of the date of this Offer to Purchase, the Offeror owns 138,590,141 Shares representing approximately 82.0% of the outstanding Shares. According to the Company, as of September 23, 2016, directors and executive officers of the Company beneficially owned, in the aggregate, 70,875 Shares. Accordingly, we anticipate the Minimum Tender Condition would be satisfied if at least 15,189,818 Shares are validly tendered pursuant to the Offer by unaffiliated stockholders and not properly withdrawn.

As of the date of this Offer to Purchase, we believe that no filings are required under any antitrust or competition laws. See “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals.”

The purpose of the Offer is to acquire for cash as many of the Shares not already owned by the Offeror as possible as a first step in acquiring the entire remaining equity interest of the Company and taking the Company private. The second step in the transaction is the Merger described below.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2016, by and among Parent, the Offeror and the Company (together with any amendments or supplements thereto, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P. (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares held by the Offeror or the Company or any of its subsidiaries and Shares as to which stockholders of the Company properly make a demand for appraisal rights and do not thereafter fail to perfect, effectively withdraw or otherwise lose such appraisal rights under Section 262 of the Delaware General Corporation Law (“DGCL”) (collectively, the “Excluded Shares”)) will, by virtue of the Merger, and without action by the holder thereof, be automatically cancelled and converted into the right to receive from the Offeror an amount in cash, without interest and subject to any applicable tax withholding, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in “Special Factors—Section 7—Summary of the Merger Agreement.”

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 24, 2016 (one minute after 11:59 P.M., New York City Time, on October 24, 2016) unless the Offer is extended. We refer to such date as the “Expiration Date,” unless the Offeror has extended the Offer, in which event such term shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”) comprised solely of directors of the Company Board that the Company Board determined (x) were not members of management, (y) were not affiliated with Icahn Enterprises L.P. or its affiliates other than by virtue of such director’s position as a member of the Company Board and (z) otherwise did not have a material interest in the transactions contemplated by or arising out of the proposal by Icahn Enterprises L.P. to acquire the remaining Shares not already owned by the Offeror, or any alternative thereto, has unanimously adopted resolutions: (i) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (ii) recommending that the Company Board adopt resolutions (a) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates) and (c) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Company Board, based on the unanimous recommendation of the Special Committee, has unanimously adopted resolutions: (i) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (iii) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer.

For factors considered by the Special Committee and by the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2016 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Under Section 267 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), a Delaware limited liability company that owns at least 90% of the outstanding shares of each class of the stock of a Delaware corporation, of which class there are outstanding shares that, absent Section 267 of the DGCL, would be entitled to vote on such merger, may merge such subsidiary corporation into itself, or itself into such subsidiary corporation, without any action or vote on the part of the board of directors or the other stockholders of such subsidiary corporation, by authorizing such merger in accordance with the limited liability company’s governing documents and the DLLCA and by acknowledging and filing a certificate of ownership and merger with the Secretary of State of the State of Delaware (a “short-form merger”). Pursuant to the

Merger Agreement, the completion of the Offer is subject to the non-waivable Minimum Tender Condition. Therefore, upon completion of the Offer, we will effect a short-form merger of the Offeror with and into the Company in accordance with Section 267 of the DGCL and Section 18-209 of the DLLCA and, thereafter, the Company will be a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P. See “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals.” If the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the Shares and, accordingly, the Merger will be a short form merger and will effected without a vote of, or prior notice to, the stockholders of the Company.

No appraisal rights are available in the Offer. However, under the DGCL, if the Merger is effected, stockholders who did not tender their Shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL will have appraisal rights in connection with the Merger. See “The Offer—Section 13—Certain Legal Matters; Regulatory Approvals” and “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

If the Offer is not completed for any reason (including a failure to satisfy the Minimum Tender Condition), we will review our options. These options include doing nothing, purchasing Shares from time to time in the open market or privately negotiated transactions, making a new tender offer, or seeking to negotiate a merger or other business combination with the Company.

Certain U.S. federal income tax consequences of the exchange of Shares pursuant to the Offer and the Merger are described in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.

The Offeror has engaged D.F. King & Co., Inc. to act as information agent for the Offer (the “Information Agent”). We will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent. See “The Offer—Section 14—Fees and Expenses.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase and the related Letter of Transmittal and the Schedule 14D-9 contain important information and you should carefully read each in their entirety, together with annexes and schedules attached thereto, before you make a decision with respect to the Offer.

SPECIAL FACTORS

1. Background.

On February 28, 2016, Icahn Enterprises L.P., the beneficial owner of approximately 82.0% of the outstanding Shares, sent the Company Board a letter in which it indicated its interest in discussing a potential acquisition of the issued and outstanding Shares not already owned directly or indirectly by it in a merger transaction at a price per Share of $7.00 in cash. As indicated by the letter, consummation of the proposed transaction would, in addition to customary conditions, be subject to the non-waivable conditions that the proposed transaction be approved by (i) a special committee of independent directors, who are not affiliated with Icahn Enterprises L.P. or its affiliates, that has been empowered to freely select its own advisors and to reject the transaction definitively, and (ii) an informed vote of the holders of a majority of the Shares held by stockholders who are not affiliated with Icahn Enterprises L.P. or its affiliates.

On February 29, 2016, the Company publicly announced the receipt of our offer.

On March 1, 2016, the Audit Committee of the Company Board (the “Audit Committee”) established the Special Committee. Thereafter, on March 14, 2016, following a recommendation by the Audit Committee, the Company Board adopted the proposed charter for the Special Committee and confirmed the composition of the Special Committee.

On March 22, 2016, a monthly meeting was held between members of the Company’s management and Icahn Enterprises L.P. to discuss the Company’s financial performance. Such meetings occur monthly between members of the Company’s management and Icahn Enterprises L.P. and follow-up phone calls between members of the Company’s management and Icahn Enterprises L.P. typically occur thereafter to respond to more detailed inquiries from Icahn Enterprises L.P. about the Company’s financial performance discussed at the meeting.

On March 25, 2016, representatives of Proskauer Rose LLP (“Proskauer”), legal counsel to Icahn Enterprises L.P., sent a draft of the merger agreement in respect of Icahn Enterprises L.P.’s offer to Richards Layton & Finger, P.A. (“RLF”), legal counsel to the Special Committee.

On March 30 and 31, 2016, meetings were held at Icahn Enterprises L.P.’s office in New York between members of the Company’s management and Icahn Enterprises L.P. to discuss business updates and marketing strategy.

On March 31, 2016, Keith Cozza, President and Chief Executive Officer of Icahn Enterprises L.P., sent a communication to the Company Board stating that Icahn Enterprises L.P. was not considering selling its stake in the Company at the present time.

On April 25, 2016, members of the Company’s management and Icahn Enterprises L.P. held a monthly meeting to discuss the Company’s first quarter 2016 financial performance. Also present at this meeting at the direction of the Special Committee were representatives of Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), financial advisor to the Special Committee.

On April 26, 2016, there was a regular meeting of the Company Board. The materials for the meeting included a one-page summary of management’s latest three-year projections for fiscal years 2016 through 2018 as well as the Company’s (and each of the Company’s Motorparts and Powertrain businesses) historical and projected financial results and trends in sales, operational EBITDA, capital expenditures and value cash flow. Such materials were provided to all directors, including the Icahn Enterprises L.P. representatives on the Company Board.

Thereafter, Icahn Enterprises L.P. sent a request to the Special Committee for an in-person meeting on May 11, 2016 as an opportunity to receive feedback on its offer. Advisors to the Special Committee rejected the request for a meeting on such date, given that the Special Committee was continuing to conduct its diligence review and assessment. Thereafter, Icahn Enterprises L.P. sent a request to the Special Committee for an in-person meeting on May 17, 2016.

On May 17, 2016, Carl C. Icahn, Mr. Cozza and Sung Hwon Cho, Director and Chief Financial Officer of Icahn Enterprises L.P., held an in-person meeting with Thomas W. Elward, Chair of the Special Committee, representatives of Houlihan Lokey, and Daniel A Ninivaggi, Co-Chief Executive Officer and Co-Chairman of the Company Board and Chief Executive Officer of Federal-Mogul Motorparts, at which the Special Committee’s counterproposal of $11.75 per Share was presented to Icahn Enterprises L.P. In response to the counterproposal, Mr. Icahn indicated that Icahn Enterprises L.P. may be willing to consider an increase in its offer but would not be willing to pay more than $8.50 per Share under any circumstances.

On May 24, 2016, members of the Company’s management and Icahn Enterprises L.P. held a monthly meeting to discuss the Company’s financial performance and outlook. Also present at this meeting at the direction of the Special Committee were representatives of Houlihan Lokey.

On June 8, 2016, on behalf of the Special Committee, Houlihan Lokey informed Icahn Enterprises, L.P. that the Special Committee would not be willing to recommend a transaction at either $7.00 per Share or $8.50 per Share. In response, Mr. Icahn reiterated his indication that Icahn Enterprises L.P. may be willing to increase its offer to $8.50 per Share, to which he requested feedback by close of business on June 10, 2016, and expressed his views as to various challenges facing the Company, including the fact that in light of the Company’s significant leverage and potential need to refinance all or a portion of its debt prior to 2018, a rights offering or other capital dilutive transaction to secure additional equity financing or another strategic transaction may be necessary. On June 10, 2016, on behalf of the Special Committee, Houlihan Lokey advised Icahn Enterprises L.P. that the Special Committee would not be in a position to respond by close of business on June 10, 2016, as required by Icahn Enterprises L.P. and Icahn Enterprises L.P. indicated that it would not publicly withdraw its offer prior to receiving the Special Committee’s feedback regarding the possible $8.50 per Share offer.

On June 14, 2016, on behalf of the Special Committee, Houlihan Lokey communicated the Special Committee’s revised counterproposal of $9.75 per Share to representatives of Icahn Enterprises L.P.

On June 16, 2016, Mr. Icahn and other representatives of Icahn Enterprises L.P. held a call with members of the Special Committee and representatives of Houlihan Lokey. Mr. Icahn expressed concerns as to, among other things, the future of the Company’s business and the risks facing the Company and the industries in which it operates, including the Company’s liquidity situation and possible need to refinance in the near term, including the possibility of a future rights offering or other capital dilutive transaction. Mr. Icahn also suggested that if Icahn Enterprises L.P. were to increase its $7.00 per Share offer, it would only increase it to $8.00 per Share.

On June 17, 2016, Mr. Elward and representatives of Houlihan Lokey joined a call with representatives of Icahn Enterprises L.P. and on behalf of the Special Committee, indicated that the Special Committee was not willing to support a transaction at or below $8.50 per share. Mr. Icahn expressed disappointment at not receiving a revised counterproposal from the Special Committee, indicated Icahn Enterprises L.P.’s intent to formally increase its offer to $8.00 per share and requested that the Special Committee respond to such offer the following week.

Thereafter on June 17, 2016, Icahn Enterprises L.P. delivered a letter to the Company Board in which Icahn Enterprises L.P. offered to acquire the remaining Shares not already owned directly or indirectly by it for $8.00 per Share in cash, subject to the same conditions set forth in its original offer letter.

On June 20, 2016, the Company publicly announced the receipt of Icahn Enterprises L.P.’s increased offer.

On June 21, 2016, on behalf of the Special Committee, Houlihan Lokey communicated the Special Committee’s revised counterproposal of $9.25 per Share to representatives of Icahn Enterprises L.P. Mr. Icahn indicated that Icahn Enterprises L.P. would need time to respond.

On June 23, 2016, members of the Company’s management and Icahn Enterprises L.P. held a monthly meeting to discuss the Company’s financial performance and outlook. Also present at this meeting were representatives of Houlihan Lokey.

On June 28, 2016, representatives of Houlihan Lokey, on behalf of the Special Committee, and representatives of Icahn Enterprises L.P., including Mr. Icahn, held calls to discuss the Special Committee’s counterproposal. Mr. Icahn indicated that, unless the Special Committee accepted Icahn Enterprises L.P.’s offer of $8.00 per Share, Icahn Enterprises L.P. was strongly considering formally withdrawing its $8.00 per Share offer.

On June 29, 2016, on behalf of the Special Committee, Houlihan Lokey communicated to representatives of Icahn Enterprises L.P. that the Special Committee would not accept Icahn Enterprises L.P.’s $8.00 per Share offer. On the evening of June 29, 2016, Icahn Enterprises L.P. communicated to the Special Committee that it was terminating its offer and provided the Special Committee a copy of a draft press release announcing the termination of its offer, although no such press release was issued by Icahn Enterprises L.P. Thereafter, both parties suspended discussions regarding a proposed transaction.

On July 12, 2016, meetings were held at Icahn Enterprises L.P.’s office in New York between members of the Company’s management and Icahn Enterprises L.P. to discuss the Company’s Motorparts business updates.

On July 20, 2016, there was a monthly meeting held between members of the Company’s management and Icahn Enterprises L.P. to discuss the Company’s financial performance and outlook.

On or about July 22, 2016, Mr. Cozza spoke with Mr. Elward, and indicated that Icahn Enterprises L.P. had determined not to formally withdraw its $8.00 per Share offer, although Icahn Enterprises L.P. and the Special Committee did not re-engage in negotiations at this time.

On July 26, 2016, in connection with the meeting of the Company Board, Mr. Cozza indicated that Icahn Enterprises L.P. was continuing to consider the proposed transaction.

On August 3, 2016, Mr. Icahn and Mr. Cozza contacted representatives of Houlihan Lokey to indicate Icahn Enterprises L.P.’s interest in resuming negotiations and potential willingness to increase its offer to $8.50 per Share.

On August 15, 2016, on behalf of the Special Committee, Houlihan Lokey communicated to Icahn Enterprises L.P. that the Special Committee was unwilling to recommend a transaction at $8.50 per Share and reaffirmed the Special Committee’s counterproposal relayed in June of $9.25 per Share.

On August 18, 2016, members of the Company’s management and Icahn Enterprises L.P. held a monthly meeting to discuss the Company’s financial performance and outlook. Also present at this meeting at the direction of the Special Committee were representatives of Houlihan Lokey.

On September 1, 2016, representatives of Icahn Enterprises L.P. contacted representatives of Houlihan Lokey to indicate that Icahn Enterprises L.P. was considering increasing its formal offer of $8.00 per Share to $9.00 per Share.

On September 2, 2016, on behalf of the Special Committee, Houlihan Lokey contacted representatives of Icahn Enterprises L.P. to encourage Icahn Enterprises L.P. to consider further increasing its offer in light of, among other things, the fact that the Company’s stock price had closed at $9.24 per Share (which closing price represented approximately an 86% premium to the closing price of the Shares on February 26, 2016, the last trading day prior to Icahn Enterprises L.P.’s initial offer).

On September 5, 2016, on behalf of the Special Committee, Houlihan Lokey contacted Icahn Enterprises L.P. to reaffirm the Special Committee’s counterproposal of $9.25 per Share and representatives of RLF sent the revised draft of the merger agreement to Proskauer. Representatives of Icahn Enterprises L.P. subsequently indicated that Icahn Enterprises L.P. would be willing to accept the Special Committee’s counterproposal if the merger agreement were executed, and the transaction announced, before the opening of the NASDAQ stock market the following morning. Representatives of Proskauer also contacted representatives of RLF to indicate that Icahn Enterprises L.P. desired the transaction to be structured as a two-step tender offer and short form back-end merger rather than a one-step merger as contemplated by the draft merger agreement.

Thereafter, throughout the rest of the day and into the morning, representatives of RLF, Proskauer, the Company and Winston & Strawn, LLP, the Company’s outside counsel, held numerous calls to negotiate the terms of the merger agreement and, in connection therewith, representatives of RLF and Proskauer exchanged several drafts of the merger agreement.

On September 6, 2016, the Audit Committee of the Board of Directors of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., reviewed the terms the proposed merger agreement and unanimously adopted resolutions determining that it was advisable and in the best interests of Icahn Enterprises L.P. and its affiliates to enter into and approve the merger agreement and recommending that the Board of Directors of Icahn Enterprises G.P. Inc. approve and adopt the merger agreement and the transactions contemplated thereby. Thereafter, the Board of Directors of Icahn Enterprises G.P. Inc. reviewed the terms the proposed merger agreement and unanimously adopted resolutions determining that it was advisable and in the best interests of Icahn Enterprises L.P. and its affiliates to enter into and approve the merger agreement and approving and adopting the merger agreement and the transactions contemplated thereby. On September 6, 2016, the Board of Directors of Parent, on behalf of itself and as the sole member of the Offeror, reviewed the terms the proposed merger agreement and unanimously adopted resolutions determining that it was advisable and in the best interests of Parent and the Offeror to enter into and approve the merger agreement and approving and adopting the merger agreement and the transactions contemplated thereby.

Later that day, the Merger Agreement was executed and the transaction was announced.

2. Purpose of and Reasons for the Offer; Plans for the Company.

We are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Our views should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares pursuant to the Offer.

Purpose of and Reasons for the Offer. The purpose of the Offer is for Icahn Enterprises L.P. and Parent, through the Offeror, to acquire as many of the Shares not already owned by the Offeror as possible as a first step in acquiring the entire remaining equity interest in the Company and taking the Company private. The second step in the transaction is the Merger, in which all remaining issued and outstanding Shares (other than the Excluded Shares) will, without the need for further action by any stockholder, be automatically cancelled and converted into the right to receive the same price per Share as was paid in the Offer, without interest, and less any applicable tax withholding. Upon completion of the Merger, the Company will become a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P.

We determined to enter into the Merger Agreement and pursue the Offer over other possible strategic alternatives involving the Company, including maintaining the status quo, in light of our belief that the Company’s operations and business represent an important strategic fit within Icahn Enterprises L.P.’s overall corporate group. Accordingly, our consideration of the circumstances affecting the Company and their implications for its prospects caused us to conclude that it was appropriate for us to pursue the Offer at this time. See “Special Factors—Section 1—Background.” The determination to proceed with the acquisition of the Shares not already owned by the Offeror at this time would also afford the Company’s unaffiliated stockholders the ability to dispose of their Shares at a significant premium over market prices prior to the time that Icahn Enterprises L.P. publicly announced its intention to acquire the remaining Shares that are not currently owned by the Offeror.

In our opinion, there would be a number of benefits to Icahn Enterprises L.P., Parent and to the Company that would follow from the Company becoming wholly owned by Parent and operating as a privately held company. These benefits include the following:

•	As a privately held company, the Company will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and the associated implications to public stockholders.

•	By ceasing to be a public company, the Company will benefit from a substantial reduction of burdens on its management and expenses associated with being a public company, including, without limitation, the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relations staff and resources.

•	If the Company becomes a wholly owned subsidiary of Parent, the companies together will be able to realize cost savings and improve operational efficiencies by eliminating duplication, reducing complexity and increasing scale. The companies together will be able to more effectively share knowledge, expertise, capabilities, technologies and assets, which over time should enhance innovation, flexibility and the combined organization’s ability to exploit opportunities as they arise.

•	The other factors described under “Special Factors—Section 4—Our Position Regarding Fairness of the Transaction.”

In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

•	A cash tender offer followed by a short-form merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by a significant stockholder, and the Special Committee agreed to the proposed structure.

•	The unaffiliated stockholders of the Company would likely receive the consideration in payment for their Shares sooner in a tender offer than if Parent proposed a one-step merger transaction, and the execution risks can be reduced.

•	The Offer does not compel any stockholder to sell its Shares, and the Offer and the Merger will not be effected unless the Minimum Tender Condition is satisfied.

•	If the Merger is completed, stockholders who did not tender their Shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL will have the right to demand appraisal of their Shares in connection with the Merger. See “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

•	A direct offer to stockholders allows the decision regarding the proposed transaction to be made by the stockholders who actually own the Shares at the time of tendering, and, accordingly, have a true economic interest in the decision. In a one-step merger process, a vote of stockholders is required and voting rights are limited to those stockholders who held Shares on a record date several weeks prior to the date of the vote and who therefore may or may not be stockholders as of the date of the vote.

•	For a controlling stockholder such as the Offeror that is seeking to acquire shares from a large number of public stockholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer.

We were aware of and considered the interests that certain executive officers and directors of the Company may have with respect to the Offer due to their interests as stockholders and otherwise, as described in “Special Factors—Section 11—Interests of Certain Persons in the Offer.”

The foregoing discussion summarizes the material factors we considered in our consideration of the Offer and the Merger. In view of the wide variety of factors we considered, the amount of information considered and the complexity of these matters, we did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered these factors as a whole, and in their totality considered them to be favorable to, and support, our determination.

Plans for the Company. Following consummation of the Merger, we expect to operate the Company in substantially the same manner as it is currently being operated. The Company will survive the Merger as a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P. Upon consummation of the Merger, the officers of the Company will be designated as the officers of the surviving corporation. We do not at this time have any plans with respect to initiating any consolidations or reduction in operations or employee headcount, although we may be required at any time in the future to make consolidations or reductions based on economic or other considerations. Any such decisions would be made based on, among other factors, the business requirements of the Company and will not be conditioned on the completion of the Offer, the Merger or any other transaction.

We expect to continue to review the Company’s business, assets, debt obligations, corporate and board structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments, including, without limitation, integrating the operations of the Company with certain other operating companies in Icahn Enterprises L.P.’s existing Automotive segment. Possible changes also include changes to the Company’s management or a divestiture of assets, including, without limitation, the divestiture of the Company’s Powertrain or Motorparts segments.

Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend policy, or indebtedness or capitalization of the Company; (iv) any change in the present Company Board or management of the Company; or (v) any other material change in the Company’s corporate structure or business. For information regarding our plans if the Offer is not consummated, see “Special Factors—Section 6—Conduct of the Company’s Business if the Offer Is Not Consummated.” We currently intend to retain the Shares acquired pursuant to the Offer and the Merger.

3. The Recommendation by the Special Committee and the Company Board.

The Special Committee has unanimously adopted resolutions: (i) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (ii) recommending that the Company Board adopt resolutions (a) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates) and (c) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Special Committee Recommendation”).

The Company Board, based on the Special Committee Recommendation, has unanimously adopted resolutions: (i) approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than Parent, the Offeror and their respective affiliates); and (iii) recommending that such stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”). A more complete description of the Special Committee’s and the Company Board’s reasons for approving the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to the stockholders of the Company concurrently with this Offer to Purchase.

4. Our Position Regarding Fairness of the Transaction.

The rules of the SEC require us to express our belief to unaffiliated stockholders of the Company as to the fairness of the Offer and the Merger.

Under the SEC rules governing “going private” transactions, we are required to express our belief as to the fairness of the Offer and the Merger to the “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act) of the Company (the “unaffiliated stockholders”). We are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Our views should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares in the Offer.

We attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to us, and not necessarily to the unaffiliated stockholders, and, even though as stated further below, we believe that the Offer and the Merger is substantively and procedurally fair to the unaffiliated stockholders, we did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the unaffiliated stockholders. We did not participate in the deliberations of the Special Committee or the Company Board, or receive advice from the Special Committee’s legal or financial advisers, regarding the substantive or procedural fairness of the Offer and the Merger to the unaffiliated stockholders.

We believe that the Offer and the Merger is substantively fair to the unaffiliated stockholders based on the factors described below. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the Offer and the Merger:

•	The Offer Price represents a premium of approximately 86% over the closing price of the Shares on February 26, 2016, the last full trading day prior to the date on which we publicly announced our proposal to acquire the remaining Shares that are not currently owned by the Offeror.

•	The negotiations between the Special Committee and its legal and financial advisors and us and our legal and financial advisors resulted in an increase of approximately 32% over the initial proposed offer price of $7.00 per Share.

•	If the Company did not pursue a transaction with us, we expected that the market price of the Shares would, in the near or short term, decline to or near the trading levels prior to the date on which we publicly announced our proposal to acquire the remaining Shares that are not currently owned by the Offeror.

•	The Offer Price reflects the fact that the Offeror already owns a majority of the outstanding Shares and, accordingly, the Offer and the Merger do not involve a change of control. As a result, the Offer Price should not be expected to, and does not, reflect a control premium.

•	Neither the Offer nor the Merger is subject to any financing condition.

•	The consideration to be paid in the Offer and the Merger is all cash, which provides certainty of value to the unaffiliated stockholders and provides them with the ability to invest the proceeds as they choose.

•

The Offer and the Merger will provide liquidity for the unaffiliated stockholders because they provide an alternative means whereby Shares may be sold that did not exist prior to the commencement of the

Offer and also provide the unaffiliated stockholders with the opportunity to sell their Shares at the Offer Price without incurring all of the transaction costs typically associated with market sales.

•	The belief that no alternative bidder would be able to consummate an acquisition of the Company due to our unwillingness to sell our Shares, which Shares represent a controlling interest, in connection with any transaction that might involve the acquisition of the Company.

•	The other factors considered by the Special Committee and the Company Board in connection with the Special Committee Recommendation and the Company Board Recommendation, respectively, as more fully described in the Schedule 14D-9 under the caption “Item 4. The Solicitation or Recommendation—Reasons for the Special Committee’s Recommendation” and “Item 4. The Solicitation or Recommendation—Reasons for the Board’s Recommendation.”

In addition, we believe that the transaction is procedurally fair to the unaffiliated stockholders of the Company, based on the following factors:

•	Each of the unaffiliated stockholders will be able to decide voluntarily whether or not to tender their Shares pursuant to the Offer and, if the Offer and the Merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the Merger that the stockholder would have received in the Offer.

•	The Offer is conditioned upon the Minimum Tender Condition.

•	The Minimum Tender Condition is not waivable.

•	No fee is payable to us if the Merger Agreement is terminated, including as a result of the Minimum Tender Condition not being satisfied.

•	The Special Committee was granted the exclusive power and authority to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate Icahn Enterprises L.P.’s proposal to acquire the remaining Shares that are not currently owned by the Offeror (including whether to enter into discussions with respect thereto), (iii) review and evaluate the Company’s other strategic alternatives (including remaining a public standalone entity) and (iv) negotiate or reject the terms of Icahn Enterprises L.P.’s proposal to acquire the remaining Shares that are not currently owned by the Offeror, and any other potential transaction that may become available to the Company (including any other potential transaction that might be proposed by Icahn Enterprises L.P.).

•	We did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating position of the Special Committee.

•	The Special Committee was advised by its own advisors, including RLF, as its legal counsel, and Houlihan Lokey, as its financial advisor.

•	The Merger Agreement allows each of the Special Committee or the Company Board to withdraw or change its recommendation of the Offer or the Merger in certain circumstances.

•	The Offer will remain open for a minimum of 20 business days.

•	If the Merger is completed, stockholders who do not tender their Shares pursuant to the Offer and who comply in all respects with Section 262 of the DGCL in connection with the Merger will have the right to demand appraisal of their Shares.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•	Any unaffiliated stockholder who tenders its Shares pursuant to the Offer or has its Shares converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

•	With respect to the Offer Price, our financial interest in acquiring the Shares for the lowest price possible is in conflict with the financial interest of the unaffiliated stockholders in selling their Shares for the highest price possible. Accordingly, our financial interests are adverse to the financial interests of the unaffiliated stockholders. In addition, as described under “Special Factors—Section 11—Interests of Certain Persons in the Offer,” certain officers and directors of the Company may have actual or potential conflicts of interest in connection with the Offer and the Merger.

•	The Shares have in the past traded at levels that exceed the Offer Price. The Shares reached an all-time high closing price of $27.20 per share on April 29, 2011. This trading price history suggests that certain of the unaffiliated stockholders may have acquired their Shares at prices higher than the current trading levels.

•	The sale of Shares in the Offer or the Merger is generally taxable to the selling U.S. stockholders. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”

Our consideration of the factors described above reflects our assessment of the fairness of the Offer Price payable in the Offer and the Merger to the unaffiliated stockholders in relation to the going concern value of the Company on a stand-alone basis. We implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. We did not, however, explicitly calculate a stand-alone going concern value of the Company. In light of the fact that we have, and will continue to have, control of the Company, and that we remain unwilling to sell our Shares, we do not believe that it would be appropriate for the Shares held by unaffiliated stockholders to be valued on a basis that includes a control premium.

In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company. Therefore, we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.

While we considered the trading history of the Shares, and noted that in certain instances it reflected prices above the Offer Price, we concluded that these factors were not conclusive in determining current value. In our judgment, the prices paid in the past for Shares are not indicative of the value of the Shares as of the date of this Offer in light of the Company’s current business operations and future prospects.

We are not aware of any firm offers made by any third party to acquire the Company during the past two years and, in any event, we have no intention of selling the Shares we own. Third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion summarizes the material factors we considered in our consideration of the Offer and the Merger. In view of the wide variety of factors we considered, the amount of information considered and the complexity of these matters, we did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching our determination. We considered these factors as a whole, and in their totality considered them to be favorable to, and support, our determination. Our view as to the fairness of the transaction to unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender its Shares in the Offer.

5. Effects of the Offer and the Merger.

Following the consummation of the Offer, we will own 90% or more of the outstanding Shares, and we will consummate a short-form merger in accordance with the terms of the Merger Agreement, the DGCL and the

DLLCA without a vote of, or prior notice to, the Company’s stockholders. If the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the and, accordingly, the Merger will effected without a vote of, or prior notice to, the stockholders of the Company.

In the Merger, each then issued and outstanding Share (other than the Excluded Shares) will be automatically cancelled and converted into the right to receive the same price per Share as was paid in the Offer, without interest, and less any applicable tax withholding. In connection with the Merger, stockholders who comply in all respects with Section 262 of the DGCL will have the right to demand appraisal of their Shares. See “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

As a result of the Offer, our interest in the Company’s net book value and net earnings will increase to the extent of the number of Shares we acquire. For example, according to the Company and the Company’s Form 10-K for the year ended December 31, 2015, the Company’s net book value at December 31, 2015, calculated as total assets minus total liabilities, was approximately $902 million and net loss attributable to the Company was approximately $110 million. Assuming we owned 82.0% of the outstanding Shares throughout 2015, our interest in the Company’s net book value and net loss attributable to the Company as of December 31, 2015, would have been approximately $739.6 million and $90.2 million, respectively. Assuming the Merger is consummated, our interest in those items would increase to 100%, and we would be entitled to all other benefits resulting from our 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, we would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the consummation of the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company.

The Shares are currently registered under the Exchange Act and are listed on the NASDAQ under the symbol “FDML.” If the Offer is consummated, but the Merger is not consummated for any reason following the consummation of the Offer, the purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, each of which could, during the period after the consummation of the Offer and prior to consummation of the Merger, affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ resulting in the Shares ceasing to be listed on the NASDAQ.

Upon consummation of the Merger, there will be no public market for the Shares, the Shares will cease to be quoted on the NASDAQ and price quotations with respect to the Shares will no longer be available. In addition, after the Merger (or, depending on the results of the Offer, after the Offer), registration of the Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to the Company. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. See “The Offer—Section 7—Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.”

6. Conduct of the Company’s Business if the Offer Is Not Consummated.

If the Offer is not completed for any reason (including a failure to satisfy the Minimum Tender Condition) we will review our options. Our options would include, among other things:

•	not taking any action at that time, including not purchasing any additional Shares;

•	purchasing Shares from time to time in the open market or privately negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger);

•	commencing a new tender offer;

•	consummating a merger or other business combination with the Company, subject to compliance with applicable law; or

•	a combination of two or more of the foregoing.

If we were to pursue any of these alternatives, it might take considerably longer for the unaffiliated stockholders to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares pursuant to the Offer.

No assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future transaction or acquisition of Shares or the effect any such actions could have on trading price of the Shares.

7. Summary of the Merger Agreement.

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC on September 26, 2016 and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in “The Offer—Section 8—Certain Information Concerning the Company.” You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Merger and certain aspects of the Offer. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the transactions contemplated by the Merger Agreement that are contained in public reports filed by us or the Company with the SEC.

The Offer. The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in “The Offer—Section 12—Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date. The Merger Agreement also established the permitted (or, in the case of the Minimum Tender Condition, required) conditions for the Offer (the “Offer Conditions”).

We are permitted to (without the consent of the Company or the Special Committee) and shall (a) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer and (b) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension (or such longer periods as may be agreed to by Parent and the Special Committee) if, at the time the Offer is scheduled to expire, any of the Offer Conditions is not satisfied and has not been waived (to the extent waivable), until such time as such Offer Conditions are satisfied or waived; provided, however, that (1) if at any scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived (to the extent waivable), then we shall not be required to extend the Offer for more than ten (10) business days in the aggregate and (2) we shall not be required to extend the Offer beyond March 15, 2017 (the “Outside Date”) or the termination of the Merger Agreement. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 12—Conditions of the Offer”.

Special Committee Recommendation. The Company has represented to us in the Merger Agreement that the Special Committee (at a meeting duly called and held) has duly and unanimously: (a) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company’s stockholders (other than Parent, the Offeror and their affiliates); and (b) recommended that the Company Board adopt resolutions approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and recommending that the Company’s stockholders (other than Parent, the Offeror and their affiliates) accept the Offer and tender their shares pursuant to the Offer (the “Special Committee Recommendation”).

Company Board Recommendation. The Company has further represented to us in the Merger Agreement that, based on the Special Committee Recommendation, the Company Board (at a meeting duly called and held) has: (a) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company’s stockholders (other than Parent, the Offeror and their affiliates); (b) adopted a resolution approving and declaring advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).

The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, and in accordance with Section 267 of the DGCL and Section 18-209 of the DLLCA, at the effective time of the Merger (the “Effective Time”), the Offeror will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Icahn Enterprises L.P.

Certificate of Incorporation, By-laws, Directors and Officers of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company will be amended and restated to conform to Exhibit A of the Merger Agreement, and will be the certificate of incorporation of the surviving corporation after the Effective Time and (ii) the by-laws of the Company will be amended and restated to conform to Exhibit B of the Merger Agreement, and will be the by-laws of the surviving corporation after the Effective Time. The directors selected by Parent and the officers of the Company at the Effective Time will be the initial directors and officers of the surviving corporation. Parent has identified Keith Cozza, Sung Hwon Cho, Michael Nevin, Cheryl Krongard and Stephen Mongillo to serve as directors of the surviving corporation after the Effective Time.

Conversion of Shares. Each Share issued and outstanding at the Effective Time (other than the Excluded Shares) will, by virtue of the Merger and without any action on the part of Parent, the Offeror, the Company or the holder of such Share, be automatically cancelled and converted at the Effective Time into the right to receive from the Offeror the Merger Consideration, without interest and less any applicable tax withholding. At the Effective Time, each Share held by the Offeror and the Company or any of its subsidiaries will be automatically cancelled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, Parent’s membership interest of the Offeror will, by virtue of the Merger and without any action on the part of Parent, the Offeror or the Company, be automatically converted into one share of common stock of the surviving corporation. The Shares of stockholders who have submitted and not withdrawn or otherwise lost or failed to perfect a demand for appraisal rights shall not be converted into the right to receive the Merger Consideration, but rather the holders of such Shares shall be entitled to be paid in cash the fair value of their Shares in accordance with Section 262 of the DGCL.

Treatment of Stock Appreciation Rights. Each of the Company’s equity awards under its incentive plan will remain outstanding immediately prior to the Effective Time subject to the vesting and other restrictions set forth in the applicable award agreement and its incentive plan. Such equity awards will be given the treatment to which they are entitled under the applicable agreement or plan, and vesting of such equity awards will not be accelerated by virtue of the transactions contemplated by the Merger Agreement.

Representations and Warranties. As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, will not constitute, and will not be taken into account when determining whether there has been or will be, a Material Adverse Effect:

•	changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

•	the compliance by the Company of its obligations under the Merger Agreement, and any action taken by the Company (or failure by the Company to take any action) at the written request or direction of Icahn Enterprises L.P. or Parent;

•	the entry into, announcement or performance of the Merger Agreement or the transactions contemplated thereby (including any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with their respective customers, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings related to or arising out of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement by or before any governmental entity;

•	any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

•	a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

•	changes or developments generally affecting producers or suppliers of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles;

•	seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with the prior years;

•	any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions; and/or

•	any implementation or adoption after the date of the Merger Agreement by a governmental entity or changes or prospective changes in, applicable laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing;

except, with respect to the first, fifth, sixth and ninth bullets above, to the extent such event has a materially disproportionate effect on the Company and its subsidiaries taken as a whole compared to other companies operating in the automotive products industry.

In the Merger Agreement, the Company has made representations and warranties to Parent and the Offeror with respect to, among other matters:

•	corporate matters related to the Company, such as organization, good standing and qualification, capitalization, voting agreements and corporate authority;

•	the recommendations of the Special Committee and the Company Board;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	the absence of litigation;

•	information included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9, the Schedule 13E-3 and in any proxy or information statement to be sent to stockholders in connection with the Merger;

•	the absence of undisclosed liabilities; and

•	the receipt of an opinion from the Special Committee’s financial advisor and brokers’ fees.

Each of Parent and the Offeror has made representations and warranties to the Company with respect to, among other matters, organization, good standing and qualification, corporate authority, required consents and approvals, and no violations of laws, governance documents or agreements, the absence of litigation, capitalization of the Offeror, information to be included in the Schedule 14D-9, the Schedule 13E-3 and the Offer Documents, brokers’ fees, sufficiency of funds, ownership of the Shares, non-reliance, and HSR approvals.

The Merger Agreement and this summary of the representations and warranties contained in the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, the Offeror or Parent. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Parent and the Offeror in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which the Offeror may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties also may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Covenants. The parties have agreed to a number of covenants in the Merger Agreement, including among others the covenants described below.

Interim Operations. The Merger Agreement obligates the Company and its subsidiaries to operate and conduct the business of the Company and its subsidiaries in the ordinary course. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries, which provide that the Company will not take, and will not permit any of its subsidiaries to take, certain actions, except as specified in the Company Disclosure Letter (as defined in the Merger Agreement), required by applicable law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or expressly permitted pursuant to the Merger Agreement, including, among other things and subject to certain exceptions and materiality thresholds:

•	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries; or

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company).

Acquisition Proposals. The Merger Agreement provides that the Company (at the direction of the Special Committee) will not directly or indirectly, (a) initiate, solicit or encourage or facilitate any inquiries or making of any Acquisition Proposal (as defined in the Merger Agreement), (b) engage in, or participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to an Acquisition Proposal or (iii) otherwise knowingly facilitate an effort or attempt to make an Acquisition Proposal. Notwithstanding the foregoing, the Company (at the direction of the Special Committee) may (a) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it or (b) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in the immediately preceding clause (a) or (b), the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Change of Recommendation. The Merger Agreement provides that each of the Special Committee and the Company Board may not, directly or indirectly, and may not publicly propose to, withhold, withdraw, or modify in any manner adverse to Parent the Special Committee Recommendation or the Company Board Recommendation or make any statement inconsistent therewith (a “Change of Recommendation”). Despite the foregoing restrictions, the Merger Agreement permits the Special Committee or Company Board to make a Change of Recommendation if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that prior to the Special Committee or the Company Board making any Change of Recommendation in connection with a Superior Proposal (as defined in the Merger Agreement), the Merger Agreement requires that the Company shall have (i) provided to Parent a written notice advising Parent that the Special Committee intends to make a Change of Recommendation at least three business days prior to taking any such action and (ii) (x) given Parent, during such three business day period, an opportunity to propose revisions to the terms of the transactions contemplated by the Merger Agreement, (y) the Special Committee and its representatives shall negotiated in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by the Merger Agreement and (z) the Special Committee shall have determined that such Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any revision to the terms of the transaction contemplated by the Merger Agreement to which Parent and the Special Committee shall have agreed prior to the expiration of such three business day period.

Fees and Expenses. Each party will bear its own costs and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

Indemnification and Insurance. In the Merger Agreement, Parent and the surviving corporation have agreed that after the Effective Time, they will indemnify and hold harmless, the current and former directors and officers of the Company and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring prior to the Effective Time, and will advance expenses incurred in connection therewith. In addition, for six years from the Effective Time, the surviving corporation will maintain provisions of the charter and by-laws with respect to limitation of liabilities of directors and indemnification and advancement of expenses to current and former directors and officers of the Company and its subsidiaries no less favorable to the provisions set forth in such documents as of the date of the Merger Agreement. The Company will cause the surviving corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and coverage levels at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). Under the terms of the Merger Agreement, such insurance is required to be maintained only to the extent that such annual premium amount is not in excess of 300% of the annual premiums currently paid by the Company for such insurance.

Filings; Other Actions; Notification. The Merger Agreement provides that, each of the parties thereto will use its reasonable best efforts to take or cause to be taken all actions, and do all things reasonably necessary, proper or advisable to consummate and make effective the Offer, the Merger and the transactions contemplated by the Merger Agreement as soon as practicable. The Company and Parent have agreed to provide all information reasonably necessary or advisable in connection with the Offer Documents, Schedule 14D-9, Schedule 13E-3 or other statements, filings or notices made on behalf of such parties or their subsidiaries in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Company, Parent and the Special Committee have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement. The Company has also agreed to promptly advise Parent of any actions, suits, claims, investigations or proceedings against the Company or its officers or directors by any stockholder of the Company relating to the Merger Agreement, the Offer, the Merger or other transactions contemplated by the Merger Agreement.

Employee Benefits. The Merger Agreement provides that until December 31, 2016 (if the Effective time occurs prior to that date), the surviving corporation must provide employees who become employees of the surviving corporation with (i) compensation (including, base salary and target bonus opportunity, and excluding any equity-based compensation) that is, in the aggregate, no less favorable than the aggregate compensation provided immediately prior to the Effective Time, (ii) benefits programs that are, in the aggregate, not materially less favorable than the aggregate benefits programs being provided immediately prior to the Effective time. This does not limit the right of Parent to terminate the employment of the Company’s employees at any time following the Effective time. For those employees who remain employees of the surviving corporation, Parent will give the employees full service credit for purposes of eligibility, vesting and determination of the level of benefits, to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such credit would result in a duplication of benefits.

Other Covenants. The Merger Agreement contains additional agreements between the parties relating to, among other matters:

•	the coordination of press releases and other public announcements or filings relating to the Offer and the Merger;

•	any antitakeover statutes or regulations that become applicable to the transactions contemplated by the Merger Agreement;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the Merger Agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the de-listing of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act after the Effective Time;

•	the continuation on the Company Board of the directors that currently comprise the Special Committee and the continued authority of the Special Committee to enforce the Merger Agreement and take or direct all other actions in respect of the Merger Agreement on behalf of the Company through the Effective Time;

•	A standstill agreement between Parent and the Offeror with respect to the Shares;

•	Sharing of information between the parties, including all information as may be reasonably necessary or advisable in connection with the Offer, the Schedule 14D-9, the Schedule 13E-3 or any other filing;

•	Notice of any shareholder litigation; and

•	The delivery by the Company to Parent of a tax certificate pursuant to Treasury Regulations Section Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the parties’ respective obligations to effect the Merger are subject to the satisfaction (or waiver, by Parent and the Company (acting pursuant to a resolution of the Special Committee)), at or prior to the Effective Time, of the following conditions:

•	the Offer has expired and the Offeror has accepted for payment and paid for such Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•	No court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Termination. The Merger Agreement provides that it may be terminated, and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned, at any time prior to the Effective Time:

•	by mutual written consent of the Company (at the direction of the Special Committee) and Parent;

•	by either Parent or the Company (at the direction of the Special Committee) if (a) the Merger is not consummated by the Outside Date; provided, however, that the right to terminate the Merger Agreement pursuant to this clause is not available to the party seeking to terminate if that party is then in breach of, or has breached, in any material respect, any of its obligations under the Merger Agreement, where such breach was the primary cause of the failure of the Effective Time to occur on or before the Outside Date; (b) the Offer expires pursuant to the terms of the Merger Agreement without the Offeror irrevocably accepting for payment the Shares validly tendered and not properly withdrawn solely as a result of the failure to satisfy the Minimum Tender Condition; (c) the Special Committee made a Superior Proposal Change of Recommendation (as defined in the Merger Agreement); or (d) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; provided, however, that the right to terminate the Merger Agreement pursuant to this clause is not available to a party that has breached in any material respect its obligations under the Merger Agreement in a manner that proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

•	by the Company (at the direction of the Special Committee) if there is a breach of any representation, warranty, covenant or agreement made by Parent or the Offeror in the Merger Agreement, which breach, failure to perform or failure to be true, individually or in the aggregate, would give rise to the failure of certain conditions listed on Annex I of the Merger Agreement, and such breach or failure is not cured prior to the earlier of (A) 30 business days after written notice given by the Company to Parent, which notice will state in reasonable detail the nature of the breach and basis for the condition not being satisfied and (B) the Outside Date; provided, however, that the Company will not have the right to terminate the Merger Agreement pursuant to this clause if the Company is then in material breach of any of its covenants or agreements in the Merger Agreement; and

•	by Parent if there is a breach of any representation, warranty, covenant or agreement made by the Company in the Merger Agreement, which breach, failure to perform or failure to be true, individually or in the aggregate, would give rise to the failure of certain conditions listed on Annex I of the Merger Agreement, and such breach or failure is not cured prior to the earlier of (A) 30 business days after written notice given by Parent to the Company, which notice will state in reasonable detail the nature of the breach and basis for the condition not being satisfied and (B) the Outside Date; provided, however, that Parent will not have the right to terminate the Merger Agreement pursuant to this clause if Parent is then in material breach of any of its covenants or agreements in the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated, subject to certain exceptions described in the Merger Agreement, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party thereto; provided, however, no termination will relieve any party thereto from liability or damages to the other party resulting from any willful or intentional material breach of the Merger Agreement. If the Merger Agreement is terminated in accordance with its terms, the Offer will also be terminated.

Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement can modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

Waiver of Conditions. The conditions to the obligations of each party to the Merger Agreement to consummate the Merger are for the sole benefit of such party and can be waived by such party in whole or in part to the extent permitted by applicable law.

Governing Law. The Merger Agreement is and will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

Specific Performance. Each party to the Merger Agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Assignment. The Merger Agreement is not assignable by operation of law or otherwise. Any purported assignment in violation of the Merger Agreement is void.

8. Dissenters’ Appraisal Rights; Rule 13e-3.

Dissenters’ Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger who have not tendered their Shares pursuant to the Offer and who otherwise comply in all respects with Section 262 of the DGCL will be entitled to receive a determination by the Delaware Court of Chancery of the fair value of such holder’s Shares (the “Appraisal Shares”) (exclusive of any element of value arising from the expectation or effectuation of the Merger) and to receive payment of that fair value in cash, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger will be compounded quarterly and will accrue at 5% over the Federal discount rate (including any surcharge) as established from time to time between the effective time of the Merger and the date of payment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (b) interest theretofore accrued, unless paid at that time.

In determining the fair value of the Appraisal Shares, the Delaware Court of Chancery will take into account all relevant factors. As such, any determination by the Delaware Court of Chancery of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than or the same as the Offer Price and the Merger Consideration. Moreover, we or the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the Offer Price and the Merger Consideration. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

A stockholder desiring to exercise their appraisal rights must (or, if such stockholder holds their Shares through a broker, dealer, commercial bank, trust company or other nominee, such nominee must) demand in writing an appraisal of such stockholder’s Shares within 20 days after the date of mailing of the Notice of Merger and Appraisal Rights, which will be mailed to the holders of Shares as of the effective time of the Merger who did not tender their shares pursuant to the Offer, within 10 days following the effective time of the Merger, and must otherwise comply in all respects with the procedures for exercising appraisal rights set forth in Section 262 of the DGCL.

The Merger Agreement provides that, each stockholder who has made a valid demand for appraisal rights shall be entitled to receive only the payment provided by Section 262 of the DGCL, unless and until such stockholder shall have failed to perfect, effectively withdrawn, or otherwise lost or forfeited such stockholder’s right to appraisal under the DGCL.

If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or otherwise loses its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be deemed to have been converted into the right to receive the Merger Consideration as of the effective time of the Merger, without interest and subject to any applicable tax withholding, in accordance with the Merger Agreement. Any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the terms of the Merger in accordance with Section 262 of the DGCL either within 60 days after the effective time of the Merger or thereafter with the written approval of the Company. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law or a statement of the procedures to be followed by stockholders desiring to exercise such appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is set forth in Schedule C hereto, which stockholders are encouraged to read in its entirety. Any stockholder who considers demanding appraisal is advised to consult legal counsel. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. Failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Pursuant to the Notice of Merger and Appraisal Rights, stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before the stockholders have to take any action relating thereto.

Stockholders who tender Shares pursuant to the Offer (or otherwise sell their Shares prior to the Merger) will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid therefor in the Offer or other transaction.

Rule 13e-3. Because Parent and the Offeror are affiliates of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, the Merger and the consideration offered to unaffiliated stockholders be filed with the SEC and disclosed to unaffiliated stockholders prior to consummation of the Offer and the Merger. We have provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act.

9. Transactions and Arrangements Concerning the Shares.

Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Offeror, Parent and, to our knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Offeror, and, to our knowledge after reasonable inquiry, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Offeror or of any of the persons so listed has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days; (c) none of Parent, the Offeror, and, to our knowledge after reasonable inquiry, the persons listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Offeror, or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations that have not been so reported; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror, or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or other affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

On March 26, 2015, the Offeror acquired 17,478,165 Shares, at a price per Share of $13.15, upon exercise of the basic subscription rights and oversubscription rights allocated to the Offeror in a rights offering conducted by the Company, which expired on March 23, 2015.

As of the date of this Offer to Purchase, we expect that all executive officers and directors of the Company who are affiliates of Parent (except Carl C. Icahn) and all persons specified in Schedule A (except Carl C. Icahn) intend to tender Shares owned by such persons pursuant to the Offer. To the best of our knowledge after reasonable inquiry, none of the Company or its executive officers, directors or affiliates or any person specified in Schedule A has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer, except for the recommendation of the Special Committee and the Company Board as set forth in the Schedule 14D-9.

As of the date of this Offer to Purchase, the Offeror owns 138,590,141 Shares, or 82.0% of the issued and outstanding Shares. As a result of its ownership of the Shares, Parent has the power to elect all of the members of the Company Board. Due to this ability, Parent-elected directors have the ability to control the related nominations for election, except to the extent nominations for election are presented by any of the Company’s other stockholders.

10. Related Party Transactions.

Certain affiliates, directors and executive officers of the Company have engaged in certain transactions and are parties to certain arrangements with the Offeror and certain of its affiliates, including the Company. Information regarding these transactions and arrangements, including the amounts involved, is included in the

Schedule 14D-9 under the caption “Item 3. Past Contacts, Transactions, Negotiations and Agreements,” and such information is incorporated by reference herein.

11. Interests of Certain Persons in the Offer.

In considering the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that we and certain officers and directors of the Company have interests in the Offer and the Merger which may present such parties with actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the captions “Item 3. Past Contacts, Transactions, Negotiations And Agreements”, “Item 4. The Solicitation Or Recommendation” and “Item 8. Additional Information,” and such information is incorporated by reference herein.

Financial Interests. Our interests in respect of the Offer and the Merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of the directors, officers and other affiliates of the Company in the Offer and the Merger may be the same as or different from your interests. For example, while in general the interests of our and our affiliates’ respective directors and officers in respect of the Offer and the Merger will be aligned with our interests, some of our or our affiliates’ directors and officers own Shares, which they are entitled to tender pursuant to the Offer or receive payment for in the Merger for the same price per Share that is available to you.

Executive Officers and Directors of the Company. Currently, six of the ten directors of the Company are executive officers or directors of Parent and/or its affiliates. Four of the remaining directors are considered independent as determined by the Company Board under the rules of the NASDAQ. Certain of the executive officers of the Company are or have been affiliated with Parent and/or its affiliates.

Employee Matters Following Closing. The Merger Agreement provides that, if the effective time of the Merger occurs prior to December 31, 2016, then until December 31, 2016, Parent will provide or will cause the surviving corporation to provide to employees of the Company and any of its subsidiaries who become employees of the surviving corporation (“the Company Employees”) with (a) compensation that is in the aggregate no less favorable than the aggregate compensation being offered to such Company Employees immediately prior to the effective time of the Merger and (b) benefit programs that are, in the aggregate, not materially less favorable than the aggregate benefit programs being provided to the Company Employees immediately prior to the effective time of the Merger under the Company’s employee benefit plans.

In addition, for purposes of eligibility and vesting under the employee benefit plans of Parent, the surviving corporation, the Company, the Company’s subsidiaries or any of their respective affiliates providing benefits to the Company Employees after the Closing (“New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans, each Company Employee will be credited with his or her years of service with the Company, the Company’s subsidiaries and their respective affiliates (and any additional service with any applicable predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, prior to the Closing, to credit for such service under any similar employee benefit plan of the Company.

In addition: (a) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces major coverage under a comparable Company benefit plan in which such Company Employee participated immediately before the replacement; and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, to the extent permitted under the applicable New Plan, Parent will cause (i) all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and (ii) any eligible expenses incurred by such Company

Employee and his or her covered dependents under a Company Benefit Plan during the plan year of the New Plan that includes the effective time of the Merger for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Other. The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, and pay for, all Shares validly tendered in accordance with the procedures set forth in “The Offer—Section 2—Acceptance for Payment and Payment for Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Offer—Section 4—Withdrawal Rights.” As used in this Offer to Purchase, “Expiration Date” means 12:00 midnight, New York City time, on October 24, 2016 (one minute after 11:59 P.M., New York City Time, on October 24, 2016), unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer—Section 12—Conditions of the Offer” which include, among other things, satisfaction of the Minimum Tender Condition, which is not waivable.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Special Committee (other than with respect to the Minimum Tender Condition, which is not waivable), (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions of the Offer set forth in “The Offer—Section 12—Conditions of the Offer” (the “Offer Conditions”) or impose any other conditions to the Offer (d) amend, modify or supplement any Offer Condition or any term of the Offer set forth in the Merger Agreement, in each case, in a manner adverse in a material respect to the holders of Shares (other than Parent and its affiliates), (e) change the form of consideration payable in the Offer or (g) otherwise amend, modify or supplement the Offer in any manner adverse in a material respect to the holders of Shares (other than the Parent and its affiliates).

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn. We are permitted to (without the consent of the Company or the Special Committee) and shall (a) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer and (b) if, at the time the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms of the Merger Agreement), extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days per extension (or such longer period as may be agreed to by Parent and the Special Committee) until such time as such Offer Conditions are satisfied or waived; provided, that (1) we shall not be required to extend the Offer beyond March 15, 2017 or the termination of the Merger Agreement and (2) if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived, then we shall not be required to extend the Offer for more than ten (10) business days in the aggregate.

There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to all withdrawal rights. See “The Offer—Section 4—Withdrawal Rights.”

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act or otherwise. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of such tender offer or information concerning such tender offer (other than a change in consideration or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten (10) business days following such change. However, the requirement to extend the Offer in such a circumstance will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, we increase the consideration to be paid for Shares accepted for payment pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in “The Offer—Section 12—Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer.

Any termination, extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment of the Offer, will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act.

The Company has agreed to provide us with its registered stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and will furnish this Offer to Purchase, the related Letter of Transmittal and other related documents to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the applicable rules of the SEC, we will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in “The Offer—Section 12—Conditions of the Offer” (the “Acceptance Time”).

We will be deemed to have accepted for payment and thereby purchased Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date when, as and if we give written notice of our acceptance of such Shares to the Depositary and Paying Agent.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary and Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary and Paying Agent, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary and Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares”)), properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Tender Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of that delivery must be received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant.

Book-Entry Delivery. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal

(or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Tender Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or delay in making such payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Appointment of Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s proxies, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4. Withdrawal Rights.

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, if not previously accepted for payment, at any time after November 25, 2016 pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Offer—Section 3—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedure for tendering shares described in “The Offer—Section 3—Procedure for Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences.

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax consequences that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (a) a citizen or individual resident of the United States; (b) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (2) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss, and capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to U.S. federal income tax rates applicable to long-term capital gain (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Shares pursuant to the Offer or Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information reporting and backup withholding tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. See Instruction 9 of the Letter of Transmittal. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES

PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends.

The Shares are listed on the NASDAQ under the symbol “FDML.” The following table sets forth for the periods indicated the intraday high and low sale prices per Share on the NASDAQ as reported in published financial sources:

Calendar Year	High	Low
2014
Third Quarter	$21.12	$14.80
Fourth Quarter	16.72	13.92

2015
First Quarter	$16.11	$12.45
Second Quarter	14.00	11.12
Third Quarter	11.78	6.67
Fourth Quarter	9.53	6.01

2016
First Quarter	$10.00	$3.81
Second Quarter	9.97	7.71
Third Quarter (through September 23, 2016)	9.89	8.11

On February 26, 2016, the last full trading day prior to the public announcement of our intention to acquire the remaining Shares that are not currently owned by the Offeror, the last sale price of the Shares reported on the NASDAQ was $4.98 per Share. On September 2, 2016, the last full trading day prior to the public announcement that we and the Company had entered into the Merger Agreement, the last sale price of the Shares reported on the NASDAQ was $9.24 per Share. On September 23, 2016, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on the NASDAQ was $9.80 per Share. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender.

The Company has not declared or paid cash dividends on its common stock in the last two years.

Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See “The Offer—Section 11—Dividends and Distributions.”

7. Possible Effects of the Offer and the Merger on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.

If we consummate the Offer, we will effect the Merger in accordance with the terms of the Merger Agreement, in which event all of the then issued and outstanding Shares (other than the Excluded Shares) will be automatically cancelled and converted into the right to receive the Merger Consideration (which is cash in the same amount as the Offer Price), without interest and subject to applicable withholding taxes. Accordingly, if the Merger takes place, the only difference between tendering and not tendering Shares pursuant to the Offer (other than as set forth below and the availability of appraisal rights to stockholders who continue to own their Shares at the effective time of the Merger and fulfill certain additional requirements of the DGCL) is that tendering stockholders will be paid earlier. However, if the short-form merger is not consummated, during the period after the Acceptance Time and prior to the consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, the Shares may be delisted from the NASDAQ and deregistered under the Exchange Act, and the Shares will no longer qualify as margin securities. These potential effects are summarized below.

Possible Effects of the Offer and the Merger on the Market for the Shares. The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors—Section 5—Effects of the Offer and the Merger.”

NASDAQ Listing. The Shares are listed on the NASDAQ. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ. According to the NASDAQ’s published guidelines, the NASDAQ may delist the Shares if, among other things, (i) the Company no longer has at least two registered and active market makers for the Shares, (ii) the minimum bid price of the Shares is less than $1 per Share, (iii) the number of public holders of the Shares is less than 300, (iv) the number of publicly held Shares is less than 500,000, or (v) the aggregate market value of the Shares is less than $1 million. If the NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Under the Merger Agreement, the Company has agreed to, after the Acceptance Time, use its reasonable best efforts to enable the de-listing of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Termination of the registration of the Shares under the Exchange Act may result in the suspension of the Company’s obligation to file reports with the Securities and Exchange Commission, which would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after the Acceptance Time if the requirements for termination of registration are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company.

Except for the information contained in the “Special Factors” section, the information concerning the Company contained in this Offer to Purchase has been provided to us by the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Offeror, the Information Agent and the Depositary and Paying Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Offeror, the Information Agent or the Depositary or Paying Agent or any of their respective affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Offeror, the Information Agent and the Depositary and Paying Agent and any of their respective affiliates.

General. The Company is a Delaware corporation with principal executive offices at 27300 West 11 Mile Road, Southfield, Michigan 48034, (248) 354-7700. The Company a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction and safety systems. The Company serves the world’s foremost original equipment manufacturers (“OEM”) and servicers (“OES”) (collectively “OE”) of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power generation and industrial equipment, as well as the worldwide aftermarket. The Company seeks to participate in both of these markets by leveraging its original equipment product engineering and development capability, manufacturing know-how, and expertise in managing a broad and deep range of replacement parts to service the aftermarket. The Company is a leading technology supplier and a market share leader in several product categories. The Company operates with two end-customer focused business segments. The Powertrain segment focuses on original equipment powertrain products for automotive, heavy duty, and industrial applications. The Motorparts segment sells and distributes a broad portfolio of products in the global aftermarket including more than 20 globally-recognized brands. The Company also serves original equipment manufacturers with products including braking, wipers, and a limited range of chassis.

Financial Information. The following table sets forth summary historical consolidated financial data for the Company as of and for each of the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company Annual Report on Form 10-K for the year ended December 31, 2015 and the Company Quarterly Report on Form 10-Q for the period ended June 30, 2016, including the notes thereto. More comprehensive financial information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Company Annual Report Form 10-K for the year ended December 31, 2015 and Item 1 Part I of the Company Quarterly Report on Form 10-Q for the period ended June 30, 2016 are hereby incorporated by reference in this Offer to Purchase. Copies of those reports and other documents filed by the Company may be examined at and copies may be obtained from the SEC in the manner described under “—Additional Information” below.

	Six months ended June 30, 2016	Six months ended June 30, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014
Statement of Operations Data: (in millions)	(unaudited)
Net sales	$3,821	3,797	$7,419	$7,317
Gross profit	592	541	1,074	1,057
Selling, general and administrative expenses	(413)	(403)	(794)	(776)
Goodwill and intangible impairment expense, net	(6)	6	(94)	(120)
Restructuring charges and asset impairments, net	(24)	(43)	(121)	(110)
Amortization expense	(29)	(29)	(59)	(49)
Other income (expense), net	12	(3)	(5)	(11)
Operating Income (loss)	132	69	1	(9)
Interest Expense, net	(73)	(67)	192.7	(638.0)
Loss on debt extinguishment			(38.4)	(30.3)
Equity earnings of nonconsolidated affiliates, net of tax	33	28	455.8	1,317.2
Income (loss) from continuing operations before income taxes	92	30	24.4	34.4
Income tax (expense) benefit	(23)	(23)	431.4	$1,282.8
Income (loss) from continuing operations	92	7	(111)	(161)
Gain (loss) from discontinued operations, net of tax	—	7	7	—
Net income (loss)	$69	14	$(104)	(161)
Less net income attributable to noncontrolling interests	(3)	(3)	(6)	(7)
Net income (loss) attributable to Federal-Mogul	66	11	(110)	(168)

Statement of Cash Flows Data: (in millions)
Cash flows from operating activities	$292	$(91)	$38	$278
Cash flows from investing activities	(228)	(494)	(787)	(735)
Cash flows from financing activities	39	(479)	627	35
Capital expenditures	195	216	440	418

	As of June 30, 2016	As of December 31, 2015	As of December 31, 2014
Balance Sheet Data: (in millions)
Current assets	$3,205	$3,098	$3,191
Total assets	7,299	7,238	7,067
Current liabilities	1,818	1,820	1,831
Long-term debt	2,949	2,924	2,563
Total Shareholders’ Equity	964	902	909

The following table sets forth the Company’s ratio of earnings to fixed charges for the periods presented:

(Dollars in millions)	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	Year Ended December 31,
			2015	2014
Computation of earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	59	2	(137)	(153)

Add:
Fixed Charges	89	85	172	172
Distributed income of equity investees	65	6	11	25
Subtract:
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(2)	—	(3)	(3)

Total earnings:	211	93	43	41

Computation of fixed charges:
Interest expensed and capitalized	73	69	139	114
Amortized premiums, discounts and capitalized expenses related to indebtedness	2	2	5	11
Loss on debt extinguishment	—	—	—	24
Estimateof the interest within rental expense(1)	14	14	28	23

Total fixed charges:	89	85	172	172

Ratio of earnings to fixed charges:	2.371	1.094	0.250	0.238

(1)	Represents reasonable estimate.

Certain Company Forecasts. In connection with the Special Committee’s evaluation of a possible transaction involving the Company, management of the Company provided the Special Committee with certain Company forecasts included in Item 8. “Additional Information—Certain Company Forecasts” of the Schedule 14D-9, and such information is incorporated by reference herein.

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is www.sec.gov and documents may be obtained from such site free of charge. Copies of such reports, proxy statements and other information should also be available at the Company’s web site, the address of which is www.federalmogul.com. Except as otherwise expressly set forth in this Offer to Purchase, the information contained on these websites is not incorporated by reference herein and does not form a part of this Offer to Purchase.

9. Certain Information Concerning the Offeror and Parent.

The Offeror is a wholly owned subsidiary of Parent, a co-bidder, and was formed solely for the purpose of acquiring and holding Shares. To date, the Offeror has not carried on any activities other than those related to its formation and incident to purchasing and holding Shares, the Offer and the Merger Agreement. The business address of the Offeror and Parent is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Building LLC, a Delaware limited liability company (“Icahn Building”) is the sole stockholder of Parent. Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises Holdings”) is the sole member of Icahn Building. Icahn Enterprises Holdings’ general partner is Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation. Icahn Enterprises Holdings’ limited partner is Icahn Enterprises L.P. (“Icahn Enterprises”), a Delaware limited partnership. Icahn Enterprises GP is the general partner of Icahn Enterprises. Mr. Carl C. Icahn is the indirect holder of approximately 89.7% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises (based upon: (a) the 138,107,588 Depositary Units stated to be outstanding as of August 3, 2016 by Icahn Enterprises in the its Form 10-Q filing filed with the SEC on August 4, 2016 plus (b) the 3,520,975 Depositary Units indirectly issued to Mr. Carl C. Icahn by Icahn Enterprises on September 19, 2016 in connection with a regular quarterly distribution of Depositary Units by Icahn Enterprises). Icahn Enterprises GP is 100% owned by Beckton Corp. (“Beckton”), a Delaware corporation. Beckton is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Building, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP and Beckton is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Parent is primarily engaged in the business of being the sole member of the Offeror and of other operating companies of Icahn Enterprises L.P. Icahn Building is primarily engaged in the business of being the sole stockholder of Parent.

Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP. Icahn Enterprises is a diversified holding company engaged in the following primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Mr. Icahn’s current principal occupation or employment is set forth on Schedule A attached hereto and is incorporated by reference herein. Also set forth on Schedule A attached hereto and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror, Parent, Icahn Building, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton are set forth on Schedule A attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule A attached hereto is a United States citizen.

None of the Offeror, Parent, Icahn Building, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule A attached hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

On March 26, 2015, the Offeror acquired 17,478,165 Shares, at a price per Share of $13.15, upon exercise of the basic subscription rights and oversubscription rights allocated to the Offeror in a rights offering conducted by the Company, which expired on March 23, 2015.

As of the date of this Offer to Purchase, the Offeror beneficially owns an aggregate of approximately 82.0% of the issued and outstanding Shares. The foregoing percentage is based upon the 169,040,651 issued and outstanding Shares as of September 23, 2016.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

Neither Parent nor the Offeror has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Special Factors—Section 8—Dissenters’ Appraisal Rights; Rule 13e-3.”

10. Source and Amount of Funds.

We estimate that we will need approximately $285.5 million to purchase all the Shares pursuant to the Offer, to pay related fees and expenses, and to pay the Merger Consideration for any Shares that are not tendered pursuant to the Offer but are instead acquired in the Merger. We expect to fund these payments with funds provided by our affiliates to us and from cash and cash equivalents on hand and from the ability to realize cash upon sale of liquid securities. The Offer is not subject to a financing condition.

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger and (d) we and our affiliates have all of the financial resources necessary to purchase all Shares validly tendered and not validly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

11. Dividends and Distributions.

The Company has not declared or paid cash dividends on its common stock in the last two years.

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written approval of Parent (which approval shall not be unreasonably withheld conditioned or delayed), declare, set aside, or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to any of its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company. See “Special Factors—Section 7—Summary of the Merger Agreement—Covenants.”

12. Conditions of the Offer.

Notwithstanding any other provision of the Offer but subject to the provisions of the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares tendered pursuant to the Offer if:

(A) at the expiration of the Offer, the Minimum Tender Condition (which is not waivable) is not satisfied;

(B) any of the following conditions shall exist at the time of the expiration of the Offer:

(i) any judgment, ruling, order, writ, injunction, or decree issued by a court of competent jurisdiction or by a governmental entity, or any statute, law, ordinance, rule or regulation shall be in effect that would (1) make the Offer or the Merger illegal or (2) otherwise prevent the consummation thereof;

(ii) since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect;

(iii) (1) any representation and warranty of the Company set forth in Section 5.1 and Section 5.2(a) of the Merger Agreement shall not be true and correct in all material respects as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time); and (2) any representation and warranty of the Company set forth in Article V of the Merger Agreement (other than those referenced in clause (1) above) shall not be true and correct as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of this clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect,” “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded);

(iv) the Company shall have failed to perform in any material respect the obligations of the Company required to be performed by it under the Merger Agreement, which failure prevents or materially delays the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

(v) the Company fails to deliver to us a certificate signed by an executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (iii) and (iv) of this paragraph (B) do not exist;

(vi) The notices, reports or other filings required to be made by the Company with, or licenses required to be obtained by the Company from, any governmental entity in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall not have been obtained, except those that the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement; or

(vii) the Merger Agreement shall have been terminated in accordance with its terms.

Subject to the Merger Agreement and applicable law, we expressly reserve the right, at any time or from time to time prior to the expiration of the Offer, in our sole discretion, to waive or otherwise modify the terms and conditions of the Offer in any respect (other than the Minimum Tender Condition, which is not waivable). Any reference in this Offer to Purchase or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is, subject to the Merger Agreement and applicable law, so waived. The Offeror will terminate the Offer only pursuant to the specified conditions described in this Offer to Purchase. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of such any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right.

13. Certain Legal Matters; Regulatory Approvals.

Requirements for a Short-Form Merger. Under Section 267 of the DGCL and Section 18-209 of the DLLCA, a Delaware limited liability company that owns at least 90% of the outstanding shares of each class of the stock of a Delaware corporation, of which class there are outstanding shares that, absent Section 267 of the DGCL, would be entitled to vote on such merger, may merge such subsidiary corporation into itself, or itself into such subsidiary corporation, without any action or vote on the part of the board of directors or the other stockholders of such subsidiary corporation, by authorizing such merger in accordance with the limited liability company’s governing documents and the DLLCA and by acknowledging and filing a certificate of ownership and merger with the Secretary of State of the State of Delaware. As noted above, the completion of the Offer is subject to the non-waivable Minimum Tender Condition. Therefore, upon completion of the Offer, we will own more than 90% of the outstanding Shares and, accordingly, the Merger will be effected under Section 267 of the DGCL and Section 18-209 of the DLLCA without a vote of, or prior notice to, the stockholders of the Company.

Regulatory Approval—General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to us, we are not aware of any governmental license or other regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 12—Conditions of the Offer.”

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or the Merger is subject to such requirements because we currently own Shares representing more than 50% of the Company’s outstanding voting securities, which means that we are in “control” of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or the Merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of ours or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or the Merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Foreign Antitrust Approvals. The Company and its subsidiaries transact business in a number of additional countries outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by us in the Offer or the Merger is subject to such requirements because, among other factors, we own, and have owned since February 25, 2008, more than 50% of the Company’s outstanding voting securities. Although we do not believe that this transaction is subject to any such statutes or regulations, if any such statutes or regulations were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired. See “The Offer—Section 12—Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to foreign antitrust approvals.

Section 203 of the DGCL. The Company is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other exceptions, the board of directors of the target approves the business combination prior to the time the person becomes an interested stockholder. The Company has opted out of Section 203 and therefore the provisions of Section 203 are not applicable to the Company.

State Takeover Statutes. A number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, we believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. We reserve the right to challenge the validity or applicability of any other state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Offeror might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Offer—Section 12—Conditions of the Offer.”

Other. The Company and its subsidiaries conduct business and sell products in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or the Merger, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 12—Conditions of the Offer.”

14. Fees and Expenses.

We have retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses expected to be incurred in connection with the Offer:

Filing Fees	$28,363
Financial Advisor Fees and Expenses	$2,150,000
Legal Fees and Expenses	$1,500,000
Depositary Costs	$45,000
Information Agent Fees (including mailing)	$125,000
Printing Costs	$15,000

Total	$3,863,363

The Company will incur and pay for its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by us.

15. Miscellaneous.

The Offer is being made to all holders of Shares other than the Offeror. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant to the Offer, we will make a good faith effort to comply with that statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, including the information required by Rule 13e-3 under the Exchange Act, and we may file amendments to such documents. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer—Section 8—Certain Information Concerning the Company.”

IEH FM Holdings LLC

September 26, 2016

SCHEDULE A

Executive Officers and Directors of IEH FM Holdings LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises

Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp.

The name and positions of the executive officers and directors of IEH FM Holdings LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

IEH FM Holdings LLC

American Entertainment Properties Corp. —Member

American Entertainment Properties Corp.

Keith Cozza—President; Chief Executive Officer and Director

SungHwan Cho—Chief Financial Officer and Director

Peter Reck—Chief Accounting Officer

Craig Pettit—Vice President of Tax Administration

Icahn Building LLC

Icahn Enterprises Holdings L.P. —Member

Keith Cozza—President

SungHwan Cho—Chief Financial Officer and Secretary

Peter Reck—Chief Accounting Officer

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises L.P.

Icahn Enterprises G.P. Inc.—General Partner

Icahn Enterprises G.P. Inc.

Carl C. Icahn—Chairman of the Board

Jack G. Wasserman—Director

James L. Nelson—Director

William A. Leidesdorf—Director

Keith Cozza—President; Chief Executive Officer and Director

SungHwan Cho —Chief Financial Officer and Director

Peter Reck—Chief Accounting Officer

Beckton Corp.

Carl C. Icahn—Chairman of the Board; President

Keith Cozza—Secretary; Treasurer

Jordan Bleznick—Vice President/Taxes

Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

William A. Leidesdorf has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since March 1991. Since May 2014, Mr. Leidesdorf has served as a director and member of the audit committee of Icahn Enterprises L.P.’s subsidiary, Tropicana Entertainment Inc. Previously, Mr. Leidesdorf served as a director and member of the audit committee of our former operating subsidiary, American Entertainment Properties Corp., from December 2003 to March 2013. Mr. Leidesdorf has served as a director for a variety of companies, including Renco Steel, and, during its bankruptcy, its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection and Simpson Housing Limited Partnership, a privately held real estate investment trust. Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, and a company primarily engaged in the acquisition of multifamily housing and from 2008 until April 2015, the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. From 2008 until December 2014, Mr. Leidesdorf was a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions. Mr. Leidesdorf brings to his service as a director his significant business experience and leadership role as a director in various companies including certain of our subsidiaries. His experience has enabled him to understand the complex business and financial issues that companies may face. Mr. Leidesdorf has also had experience with large-scale real estate workouts and has been responsible for managing real estate portfolios for a number of institutions, including responsibility for audits and compliance with various federal and state regulatory authorities.

James L. Nelson has served as a director and member of the audit committee of the general partner of Icahn Enterprises L.P. since June 2001. Mr. Nelson served as a director and member of the audit committee of Tropicana Entertainment Inc. from March 2010 to May 2014, a director of Viskase Companies, Inc. from April 2003 through April 2010, subsidiaries of Icahn Enterprises L.P. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, Mr. Nelson served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and distributor of video games and video game peripherals, a company in which Carl C. Icahn previously had an interest through the ownership of securities. From May 2013 to April 2014, Mr. Nelson was a director and member of the Governance and Nominating Committee of Single Touch Systems, Inc. From June 2011 through September 2015, Mr. Nelson served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (a company in which Mr. Icahn has an interest) and, from January 2012 through September 2015, Chairman of its Board of Directors. From November 2013 through August 2014, Mr. Nelson served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company. From April 2014 to August 2014, Mr. Nelson served as a director of Ubiquity Broadcasting Corporation, a vertically integrated, technology-focused media company. Since April 2014, Mr. Nelson has served as a director of Herbalife Ltd., a nutrition company in which Mr. Icahn holds a non-controlling interest through the ownership of securities. Since November 2015, Mr. Nelson has served as a director of New York REIT, Inc., a publicly traded real estate investment trust focused on acquiring and operating commercial real estate in New York City. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director and Chairman of the audit committee of various companies.

Jack G. Wasserman has served as a director of the general partner of Icahn Enterprises L.P. since December 1993 and is Chairman of its audit committee. Since December 2003, Mr. Wasserman has served as a director and Chairman of the audit committee of several of our operating segments including American Entertainment Properties Corp. from December 2003 to March 2013. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has also served as a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, in which Mr. Icahn has a substantial interest. From March 2004, to June 2015 Mr. Wasserman was a director of Wendy’s, an owner and franchisor of the Wendy’s restaurant system. He is a current and past director of numerous not-for-profit organizations. Mr. Wasserman brings to his service as a director his significant experience and leadership roles as a director of various public companies. In addition, Mr. Wasserman practiced law for almost 40 years with the law firm of Wasserman, Schneider, Babb & Reed of which he was a senior partner; the firm concentrated its practice in international trade and related corporate matters, primarily for Fortune 500-type companies operating in a broad range of industries, and he is familiar with financial statements and domestic and trans-border transactions. In 2007, Mr. Wasserman received a professional Certificate in Financial Analysis from New York University.

SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. Mr. Cho has been a director of: Trump Entertainment Resorts, Inc., a company engaged in the business of owning and operating casinos and resorts, since February 2016; The Pep Boys—Manny, Moe & Jack, an automotive parts installer and retailer, since February 2016; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; IEH Auto Parts LLC, an automotive parts distributor, since June 2015; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; CVR Partners LP, a nitrogen fertilizer company, since May 2012; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, since May 2012; XO Holdings, a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014); WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. Mr. Cho has also been a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since September 2013. Mr. Cho was previously a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Trump Entertainment, Pep Boys, Ferrous

Resources Limited, IEH Auto Parts, American Railcar Leasing, CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal-Mogul, XO Holdings, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn. Mr. Icahn also previously had a non-controlling interest in Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

Keith Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014. Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been a director of: The Pep Boys—Manny, Moe & Jack, an automotive parts installer and retailer, since February 2016; IEH Auto Parts LLC, an automotive parts distributor, since June 2015; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; PSC Metals Inc., a metal recycling company, since February 2014; Herbalife Ltd., a nutrition company, since April 2013; Icahn Enterprises L.P., since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza has also been a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since June 2014. Mr. Cozza was previously a director of: FCX Oil & Gas Inc., a wholly-owned subsidiary of Freeport-McMoRan Inc., from October 2015 to April 2016; CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Pep Boys, American Railcar Leasing, IEH Auto Parts, CVR Refining, Icahn Enterprises, PSC Metals, Tropicana and XO Holdings are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Freeport-McMoRan, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Peter Reck has served as Chief Accounting Officer of Icahn Enterprises G.P. Inc. since March 2012, and as its Secretary since April 2012. Mr. Reck was Controller of Icahn Enterprises and Icahn Enterprises Holdings from November 2005 to March 2012. Since March 2012, Mr. Reck has served as the director of Viskase Companies, Inc. Previously, Mr. Reck was the Controller of Family Office and Treasurer of Philanthropies for Bromor Management, the Family Office of Charles Bronfman. Mr. Reck also served as Controller for the Bank of Uruguay and worked at KMPG LLP in their audit practice.

Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

Craig Pettit has been the Vice President/Taxes of Icahn Enterprises G.P. Inc. since October 2007. He has served as a Vice President and a Director of Taxes for various entities controlled by Mr. Icahn since October 2000. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the amount of Shares beneficially owned as of September 23, 2016 by the Offeror, and to the knowledge of Parent after reasonable inquiry, certain related persons, including the officers and directors of the Company. The percentage calculations set forth in the table are based on 169,040,651 Shares outstanding as of September 23, 2016.

There have been no transactions in the Shares by such persons during the 60 days prior to September 23, 2016.

Name and address(1)	Beneficial Ownership(2)		Percent of Class	Securities Transacted in the Last 60 Days
IEH FM Holdings, LLC	138,590,141	(3)	81.99%	—
Sung Hwan Cho	—		—	—
Thomas W. Elward	—		—	—
George Feldenkreis	34,738		*	—
Rainer Jueckstock	36,137		*	—
J. Michael Laisure	—		—	—
Courtney R. Mather	—		—	—
Michael Nevin	—		—	—
Daniel A. Ninivaggi	—		—	—
Louis J. Pastor	—		—	—
Jerome Rouquet	—		—	—
Neil S. Subin	—		—	—
All directors and officers as a group, 12 persons	138,661,016		82.03%	—

*	Represents less than 1% of the outstanding common stock
(1)	Unless otherwise set forth in the following footnotes to the table, the address of each beneficial owner is c/o Federal-Mogul Holdings Corporation, 27300 West 11 Mile Road, Southfield, Michigan 48034.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.
(3)	IEH FM Holdings, LLC, of which American Entertainment Properties Corp. is the sole member, has sole voting and dispositive power with respect to 138,590,141 Shares. Icahn Building LLC is the sole stockholder of American Entertainment Properties Corp. Icahn Enterprises Holdings L.P. is the sole member of Icahn Building LLC. Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises Holdings L.P. and Beckton Corp., which is 100% owned by Carl C. Icahn, is the sole stockholder of Icahn Enterprises G.P. Inc. The address for IEH FM Holdings, LLC is White Plains Plaza, 445 Hamilton Avenue—Suite 1210, White Plains, New York 10601.

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary and Paying Agent at one of the addresses set forth below:

The Depositary and Paying Agent for the Offer is:

If delivering by mail:	By overnight or courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, Rhode Island 02940-3011	Canton, Massachusetts 02021

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

22nd Floor

New York, New York 10005

Toll Free: (888) 605-1957

All other calls: (212) 269-5550

Email: fdml@dfking.com